Exhibit 99.1

NEWS RELEASE

For Immediate Release
Tuesday, May 5, 2026

INVESTOR CONTACT:	MEDIA CONTACT:
Greg Peterson	Rachel Potts
VP, Investor Relations	VP, Chief Communications Officer
404-403-6042	678-654-7719
greg.peterson@agcocorp.com	rachel.potts@agcocorp.com

AGCO REPORTS FIRST-QUARTER RESULTS
•Net sales of $2.3 billion, up 14.3% year-over-year
•Reported earnings per share of $0.76 and adjusted earnings per share(1) of $0.94
•Full-year adjusted earnings per share outlook increased to approximately $6.00
•Regular quarterly dividend increased to $0.30 per share
•$350 million in share repurchases to commence in the second quarter of 2026

    DULUTH, GA – May 5 – AGCO (NYSE: AGCO) reported net sales of $2.3 billion for the first quarter ended March 31, 2026, an increase of 14.3% compared to the first quarter of 2025. Reported net income was $0.76 per share for the quarter and adjusted net income(1) was $0.94 per share. These results compare to reported net income of $0.14 per share and adjusted net income(1) of $0.41 per share for the first quarter of 2025. Excluding favorable foreign currency translation of 9.6%, net sales in the quarter increased 4.7% compared to the first quarter of 2025.

    “AGCO delivered healthy first‑quarter sales and margin results, reflecting disciplined execution in a demanding agricultural market and dynamic global environment,” said Eric Hansotia, AGCO’s Chairman, President and CEO. “We outpaced the market, particularly in high‑horsepower equipment and precision agriculture, underscoring the strength of our differentiated portfolio and Farmer‑First approach. We stayed focused on supporting customers while maintaining operational flexibility with continued production alignment delivering further progress on dealer and company inventories. We achieved near‑record first‑quarter margins in Europe and continued to grow market share in high-horsepower offerings in North America.”

    Hansotia continued, “The first quarter results demonstrate a resilient earnings profile, a solid margin structure and positive momentum from our multi‑year structural transformation that reinforce our confidence in our strategy which is delivering increased value to our shareholders underscored by our increased quarterly dividend and next phase of share repurchases. As we progress through 2026, we remain firmly focused on executing our Farmer‑First strategy with a strong innovation pipeline and continued cost discipline to support healthy cash generation, positioning AGCO to navigate ongoing subdued demand and deliver improved performance as market fundamentals recover while keeping farmers at the center of everything we do.”

First Quarter Highlights
•Reported regional sales results(2): Europe/Middle East (“EME”) +20.3%, North America +10.0%, Latin America (“LATAM”) (17.3)%, Asia/Pacific/Africa (“APA”) +31.2%
•Constant currency regional sales results(1)(2)(3): EME +9.0%, North America +9.0%, LATAM (30.3)%, APA +20.9%

•Regional operating margin performance: EME 16.2%, North America (12.5)%, LATAM (19.3)%, APA 3.2%
•The Company plans to initiate $350 million in share repurchases in the second quarter of 2026
•The Company’s Board of Directors approved an increase in the Company's regular quarterly dividend to $0.30 per share, from $0.29 per share

(1) See reconciliation of non-GAAP measures in appendix.
(2) As compared to first quarter 2025.
(3) Excludes currency translation impact.

    Today the Company is also announcing the strategic evolution of its long-standing AGCO Finance U.S. and Canada joint ventures to better align with evolving market dynamics and increasing regulatory and compliance requirements. The new framework will optimize regulatory capital efficiency and capital deployment while strengthening AGCO’s strategic partnership with Rabobank and its commitment to providing competitive financing solutions to farmers and dealers. On April 30, 2026, the Company executed two purchase agreements with wholly owned subsidiaries of Rabobank to sell its 49% equity interests in the joint ventures in the U.S. and Canada, AGCO Finance LLC and AGCO Finance Canada, Ltd., respectively, for approximately $190.0 million. The proceeds will be utilized towards share repurchases. In connection with the purchase agreements, the Company entered into Financing Framework Agreements with wholly owned subsidiaries of Rabobank that establish the commercial terms governing the future provision of financing solutions. The Company will continue to evaluate similar agreements in respect of other joint ventures with wholly owned subsidiaries of Rabobank in the future.

Market Update

	Industry Unit Retail Sales
	Tractors	Combines
Three Months Ended March 31, 2026	Change from Prior Year Period	Change from Prior Year Period
North America(4)	(8)%	(7)%
Brazil(5)	(10)%	(38)%
Western Europe(5)	7%	(5)%

(4) Excludes compact tractors.
(5) Based on Company estimates.

    Hansotia concluded, “Global agricultural markets entered 2026 with heightened focus on cost management and productivity, particularly for crop‑focused producers operating with tight margins as corn, soybean and wheat prices are near breakeven levels amid ample global supplies and evolving geopolitical and trade dynamics. Developments in the Middle East increased volatility across global energy, logistics and input markets, resulting in higher fuel, fertilizer and transportation costs that reinforced the importance of operational efficiency. In the U.S., strong harvests continued to shape grain pricing and farm profitability, while livestock producers benefited from firmer pricing and improved cash receipts, supporting a more favorable backdrop in that sector. Overall sentiment among crop producers remains cautious as input costs stay elevated and government programs continue to play an important role in supporting farm income. While demand for new equipment remains measured across many markets, it has largely aligned with current farm economics. Adoption of smart farming technologies continues to advance as farmers emphasize productivity, efficiency and returns on invested capital, even as near‑term demand across several equipment categories remains selective.”

    North American industry retail tractor sales were 8% lower in the first three months of 2026 compared to the same period in 2025 with the most pronounced declines occurring in higher horsepower categories. Combine unit sales were 7% lower year-over-year during the same period. Current farm economics, evolving grain export demand and elevated input costs are expected to continue to pressure industry demand throughout 2026, particularly for larger equipment.

    Brazil industry retail tractor sales were 10% lower in the first three months of 2026 compared to the same period in 2025 reflecting softer demand for larger tractors partially offset by improved demand for smaller and mid-size equipment. Brazil is producing near-record crops, but profitability is under pressure due to high production costs, particularly for imported fertilizer and demand for larger equipment has not yet shown renewed growth. High financing costs, tight credit and broader political dynamics are expected to continue to constrain demand in 2026.

    Western Europe industry retail tractor sales were 7% higher during the first three months of 2026 compared to the same period in 2025 with growth across most of the Western European markets. Farm income levels in 2025, supported primarily by dairy and livestock producers, together with an aging equipment fleet, provides a foundation for 2026 industry demand to remain modestly above 2025 levels.

Regional Results

AGCO Regional Net Sales (in millions)

Three Months Ended March 31,	2026	2025	% change from 2025	% change from 2025 due to currency translation(6)	% change excluding currency translation
North America	$406.4	$369.5	10.0%	1.0%	9.0%
LATAM(7)	211.7	256.0	(17.3)%	13.0%	(30.3)%
EME	1,600.8	1,330.5	20.3%	11.3%	9.0%
APA	124.0	94.5	31.2%	10.3%	20.9%
Total	$2,342.9	$2,050.5	14.3%	9.6%	4.7%

(6) See footnotes for additional disclosures.
(7) Note: Effective January 1, 2026, the Company realigned its organizational structure to support its Farmer‑First transformation initiatives in North America. As a result, the Company’s Mexico operations were transferred from the North America segment to the South America segment, which was renamed Latin America. Segment information for all prior periods presented has been retrospectively adjusted to reflect this change.

North America

    North American net sales increased 9.0% during the first quarter of 2026 compared to the first quarter of 2025, excluding the impact of favorable currency translation. Higher unit sales compared to the prior year supported the increase in sales. The most significant sales increases occurred in high-horsepower tractors, hay tools and sprayers. Income from operations for the first quarter of 2026 was $26.8 million lower compared to the same period in 2025 and operating margins remained negative. This decrease was primarily a result of higher tariff-related input costs.

Latin America

    Net sales in the Latin American region were 30.3% lower during the first quarter of 2026 compared to the first quarter of 2025, excluding the impact of favorable currency translation. Softer industry demand resulted in lower sales across all product categories. Income from operations for the first quarter of 2026 was $47.4 million lower compared to the same period in 2025. This decrease was primarily the result of significantly lower sales and negative pricing.

Europe/Middle East

    Net sales in the Europe/Middle East region increased 9.0% during the first quarter of 2026 compared to the first quarter of 2025, excluding the impact of favorable currency translation. The increased sales resulted from increased unit volumes compared to the first quarter of 2025 which included dealer inventory de-stocking. Sales growth in Germany and the United Kingdom was partially offset by declines in Turkey and France. Growth in high-horsepower tractor sales drove most of the increase. Income from operations increased $104.6 million in the first quarter of 2026 compared to the same period in 2025. This increase was primarily a result of sales growth, favorable product mix and increased production volumes.

Asia/Pacific/Africa

    Asia/Pacific/Africa region net sales increased 20.9% during the first quarter of 2026 compared to the first quarter of 2025, excluding favorable currency translation impacts. Higher sales in Australia and South Africa were partially offset by lower sales across most of the Asian markets. Income from operations increased $6.7 million in the first quarter of 2026 compared to the same period in 2025 primarily due to higher levels of sales and production volumes.

Outlook

    AGCO’s net sales for 2026 are expected to range from $10.5 to $10.7 billion. Adjusted operating margins are projected to range from 7.5% - 8.0% reflecting continued emphasis on pricing discipline, cost management and operational alignment. Production volumes are expected to remain relatively flat to slightly lower, with cost controls and positive pricing contributing to performance. Based on these assumptions, 2026 earnings per share are targeted at approximately $6.00. These estimates reflect tariff policies as of May 5, 2026, together with AGCO’s established mitigation actions and sourcing strategies. Any changes to tariff policies or related responses could affect these projections.

* * * * *

    AGCO will host a conference call for this earnings announcement at 10 a.m. Eastern Time on Tuesday, May 5. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com under the “Investors” section. The webcast will also be archived immediately afterward for 12 months. A copy of this press release will be available on AGCO’s website for at least 12 months following the call.

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Safe Harbor Statement

    Statements that are not historical facts, including the projections of earnings per share, production levels, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, strategy, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, adverse weather, tariffs, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•We maintain an independent dealer and distribution network in the markets where we sell products. The financial and operational capabilities of our dealers and distributors are critical to our ability to compete in these markets. Higher inventory levels at our dealers and high utilization of dealer credit limits as well as the financial health of our dealers could negatively impact future sales and adversely impact our performance.
•On April 1, 2024, we completed the acquisition of the ag assets and technologies of Trimble through the formation of a joint venture, PTx Trimble, of which we own 85%. Financing the PTx Trimble transaction significantly increased our indebtedness and interest expense. We also have made various assumptions relating to the acquisition that may not prove to be correct, and we may fail to realize all of the anticipated benefits of the acquisition. All acquisitions involve risk, and there is no certainty that the acquired business will operate as expected. Each of these items, as well as similar acquisition-related items, would adversely impact our performance.
•A majority of our sales and manufacturing takes place outside the United States, and many of our sales involve products that are manufactured in one country and sold in a different country. As a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. The global trade landscape continues to be highly volatile. In 2025, the U.S. government implemented a series of tariffs on goods imported into the United States from various countries, and in many cases these measures resulted in reciprocal tariffs and other actions on goods exported from the United States. These tariffs and related actions are complex and continue to evolve as trade negotiations occur. In February 2026, the U.S. Supreme Court ruled that the International Emergency Economic Powers Act (“IEEPA”), which the U.S. government had relied on to impose certain tariffs, does not authorize the administration to impose such tariffs. Following that decision, on March 4, 2026, the U.S. Court of International Trade (“CIT”) ordered U.S. Customs and Border Protection (“CBP”) to process refunds of tariffs imposed under IEEPA, and on March 27, 2026, the CIT issued an amended order expanding the scope of entries subject to reliquidation. On April 20, 2026, the Consolidated Administration and Processing of Entries system opened for the first phase of refund filings. We have submitted certain refund claims under this initial phase; however, these claims remain subject to CBP review, and we cannot predict the timing, amount or ultimate collectability of any refunds to which we may be entitled. The IEEPA tariffs remain subject to ongoing litigation, and the administration has announced plans to implement new tariffs under alternative statutory authority. As a result, the timing and extent of any refunds, the structure and scope of any new tariffs and the overall tariff framework remain uncertain and could create significant risks for our business. Depending on the countries affected, increases in tariffs have raised, and may continue to raise, the costs of inputs used in manufacturing our products, which in turn has impacted, and may further impact, our cost of goods sold. In addition, higher tariffs may lead to increased after‑tariff sales prices for the products we sell. Additionally, the economic uncertainty caused by the tariffs may result in customers delaying planned purchases of products and services. While impacts of the tariffs may be partially mitigated by the fact that a majority of our sales and manufacturing takes place outside the United States, there can be no guarantee that we will be able to fully offset the impact of existing or future tariffs through pricing, sourcing changes or other measures. Furthermore, retaliatory tariffs imposed by other countries on our exported products could negatively affect our sales and marketplace access in those countries. The economic uncertainty caused by these tariffs and related trade policy developments, together with uncertainty regarding their enforceability, continuation or modification, has adversely impacted, and is expected to continue to adversely impact, our sales.
•We cannot predict or control the impact of the conflict in Ukraine or the Middle East on our business. These conflicts have already driven increased volatility across global energy, logistics and input markets, leading to higher fuel, fertilizer, transportation and input costs, as well as general uncertainty for farmers. There is a potential for natural gas shortages, as well as shortages in other energy sources, throughout Europe, which could negatively impact our production in Europe both directly and through interrupting the supply of parts and components that we use. It is unclear how long these conditions will continue, or whether they will worsen, and what the ultimate impact on our performance will be. In addition, AGCO sells products in, and purchases parts and components from, other regions where there could be hostilities. Any hostilities likely would adversely impact our performance.
•Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted. In addition, Rabobank also is the lead lender in our revolving credit facility and term loans and for many years has been an important financing partner for us. Any interruption or other challenges in that relationship would require us to obtain alternative financing, which could be difficult.
•Both AGCO and our finance joint ventures have substantial accounts receivable from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was less than optimal; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.
•We can experience substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.
•Our success depends on the introduction of new products, particularly engines that comply with emission requirements and sustainable smart farming technology, which require substantial expenditures; there is no certainty that we can develop the necessary technology or that the technology that we develop will be attractive to farmers or available at competitive prices.
•Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.
•Our business is increasingly subject to regulations relating to privacy and data protection, and if we violate any of those regulations, or otherwise are the victim of a cyberattack, we could be subject to significant claims, penalties and damages.
•Cybersecurity breaches including ransomware attacks and other means are rapidly increasing. We continue to review and improve our safeguards to minimize our exposure to future attacks. However, there always will be the potential of the risk that a cyberattack will be successful and will disrupt our business, either through shutting down our operations, destroying data, exfiltrating data or otherwise.
•We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. In addition, the potential of future natural gas shortages in Europe, as well as predicted overall shortages in other energy sources, could also negatively impact our production and that of our supply chain in the future. There can be no assurance that there will not be future disruptions.
•Any future pandemics could negatively impact our business through reduced sales, facilities closures, higher absentee rates and reduced production at both our plants and the plants that supply us with parts and components. In addition, logistical and transportation-related issues and similar problems may also arise.

•We have previously experienced significant inflation in a range of costs, including for parts and components, shipping and energy. While we have been able to pass along most of those costs through increased prices, there can be no assurance that we will be able to continue to do so. If we are not, it will adversely impact our performance.
•We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and performance would decline.
•We have a substantial amount of indebtedness (and have incurred additional indebtedness as part of the PTx Trimble joint venture transaction), and, as a result, we are subject to certain restrictive covenants and payment obligations, as well as increased leverage generally, that may adversely affect our ability to operate and expand our business.

    Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2025, and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO

    AGCO (NYSE: AGCO) is a global leader in agricultural machinery and precision agriculture technologies. Driven by a Farmer-First strategy, AGCO delivers value through its differentiated leading brands, Fendt™, Massey Ferguson™, PTx™ and Valtra™.  AGCO's high-performance equipment and smart farming solutions, including brand-agnostic retrofit technologies and autonomous offerings, empower farmers to drive productivity while sustainably feeding the world. For more information, visit www.agcocorp.com.

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AGCO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	March 31, 2026	December 31, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$514.9	$861.8
Accounts and notes receivable, net	1,242.3	1,079.4
Inventories, net	3,001.8	2,709.3
Other current assets	579.2	545.6
Total current assets	5,338.2	5,196.1
Property, plant and equipment, net	1,954.8	1,996.2
Right-of-use lease assets	159.4	167.3
Investments in affiliates	628.1	609.9
Deferred tax assets	932.2	905.5
Other assets	474.6	481.0
Intangible assets, net	663.0	673.0
Goodwill	1,890.6	1,898.8
Total assets	$12,040.9	$11,927.8

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Borrowings due within one year	$555.5	$117.7
Accounts payable	1,121.5	951.0
Accrued expenses	2,267.2	2,538.7
Other current liabilities	184.1	121.7
Total current liabilities	4,128.3	3,729.1
Long-term debt, less current portion and debt issuance costs	2,018.7	2,323.1
Operating lease liabilities	115.9	122.1
Pension and postretirement health care benefits	167.8	169.2
Deferred tax liabilities	123.7	126.5
Other noncurrent liabilities	894.5	885.1
Total liabilities	7,448.9	7,355.1
Redeemable noncontrolling interests	295.5	299.2
Stockholders’ Equity:
Preferred stock	—	—
Common stock	0.7	0.7
Additional paid-in capital	—	0.5
Retained earnings	6,032.2	6,047.2
Accumulated other comprehensive loss	(1,736.4)	(1,774.9)
Total stockholders’ equity	4,296.5	4,273.5
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$12,040.9	$11,927.8
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2026	2025
Net sales	$2,342.9	$2,050.5
Cost of goods sold	1,761.5	1,529.9
Gross profit	581.4	520.6
Operating expenses:
Selling, general and administrative expenses	339.1	325.8
Engineering expenses	132.6	116.0
Amortization of intangibles	16.9	15.3
Impairment charges	2.1	1.1
Restructuring and business optimization expenses	10.0	13.0
Income from operations	80.7	49.4
Interest expense, net	15.2	18.5
Other expense, net	26.5	32.3
Income (loss) before income taxes and equity in net earnings of affiliates	39.0	(1.4)
Income tax provision	4.6	2.0
Income (loss) before equity in net earnings of affiliates	34.4	(3.4)
Equity in net earnings of affiliates	18.0	12.1
Net income	52.4	8.7
Net loss attributable to noncontrolling interests	2.6	1.8
Net income attributable to AGCO Corporation	$55.0	$10.5
Net income per common share attributable to AGCO Corporation
Basic	$0.76	$0.14
Diluted	$0.76	$0.14
Cash dividends declared and paid per common share	$0.29	$0.29
Weighted average number of common and common equivalent shares outstanding:
Basic	72.5	74.6
Diluted	72.7	74.7
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income	$52.4	$8.7
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	66.7	60.5
Amortization of intangibles	16.9	15.3
Stock compensation expense	10.4	7.3
Impairment charges	2.1	1.1
Equity in net earnings of affiliates, net of cash received	(18.0)	(12.1)
Deferred income tax benefit	(23.6)	(27.3)
Other	4.0	6.6
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(177.1)	44.7
Inventories, net	(284.1)	(149.4)
Other current and noncurrent assets	(24.0)	2.5
Accounts payable	202.3	177.9
Accrued expenses	(254.2)	(384.9)
Other current and noncurrent liabilities	15.8	36.9
Total adjustments	(462.8)	(220.9)
Net cash used in operating activities	(410.4)	(212.2)
Cash flows from investing activities:
Purchases of property, plant and equipment	(44.6)	(48.2)
Proceeds from sale of property, plant and equipment	0.1	1.1
Investments in unconsolidated affiliates, net	(8.5)	(0.1)
Other	(12.6)	(4.1)
Net cash used in investing activities	(65.6)	(51.3)
Cash flows from financing activities:
Proceeds from indebtedness	187.2	531.2
Repayments of indebtedness	(31.5)	(297.0)
Payment of dividends to stockholders	(21.0)	(21.6)
Payment of minimum tax withholdings on stock compensation	(4.6)	(7.4)
Net cash provided by financing activities	130.1	205.2
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(1.0)	8.2
Decrease in cash, cash equivalents and restricted cash	(346.9)	(50.1)
Cash, cash equivalents and restricted cash, beginning of period	861.8	612.7
Cash, cash equivalents and restricted cash, end of period	$514.9	$562.6
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions)

1.    SEGMENT REPORTING

    The Company has four operating segments which are also its reportable segments which consist of the North America, Latin America, Europe/Middle East and Asia/Pacific/Africa regions. Effective January 1, 2026, the Company realigned its organizational structure to support its Farmer‑First transformation initiatives in North America. As a result, the Company’s Mexico operations were transferred from the North America segment to the South America segment, which was renamed Latin America. Segment information for all prior periods presented has been retrospectively adjusted to reflect this change. The Company’s reportable segments are geography based and distribute a full range of agricultural machinery and precision agriculture technology. The Company’s Chief Operating Decision Maker (“CODM”), Eric P. Hansotia, Chairman of the Board, President and Chief Executive Officer, evaluates segment performance primarily based on income from operations. The CODM utilizes income from operations to evaluate each segment’s performance including the allocation of resources. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are generally charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income (loss) from operations for one segment may not be comparable to another segment. Segment results for the three months ended March 31, 2026 and 2025 based on the Company’s reportable segments are as follows (in millions):

Three Months Ended March 31,	North America	Latin America	Europe/Middle East	Asia/Pacific/Africa	Total Segments
2026
Net sales	$406.4	$211.7	$1,600.8	$124.0	$2,342.9
Cost of goods sold	338.1	203.9	1,119.5	100.0	1,761.5
Selling, general and administrative expenses	82.2	36.0	142.1	17.4	277.7
Engineering expenses	37.1	12.7	80.2	2.6	132.6
Income (loss) from operations	$(51.0)	$(40.9)	$259.0	$4.0	$171.1

2025
Net sales	$369.5	$256.0	$1,330.5	$94.5	$2,050.5
Cost of goods sold	275.6	205.1	970.9	78.3	1,529.9
Selling, general and administrative expenses	84.8	34.2	135.2	16.4	270.6
Engineering expenses	33.3	10.2	70.0	2.5	116.0
Income (loss) from operations	$(24.2)	$6.5	$154.4	$(2.7)	$134.0

    A reconciliation from the segment information to the consolidated balances for income from operations is set forth below (in millions):

	Three Months Ended March 31,
	2026	2025
Segment income from operations	$171.1	$134.0
Impairment charges	(2.1)	(1.1)
Corporate expenses	(51.1)	(48.1)
Amortization of intangibles	(16.9)	(15.3)
Stock compensation expense	(10.3)	(7.1)
Restructuring and business optimization expenses	(10.0)	(13.0)
Consolidated income from operations	$80.7	$49.4

RECONCILIATION OF NON-GAAP MEASURES

    This earnings release discloses adjusted income from operations, adjusted operating margin, adjusted net income, adjusted net income per share and net sales on a constant currency basis, each of which excludes amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

    The following is a reconciliation of reported income from operations, net income attributable to AGCO and net income per share attributable to AGCO to adjusted income from operations, adjusted net income and adjusted net income per share for the three months ended March 31, 2026 and 2025 (in millions, except per share data):

	Three Months Ended March 31,
	2026			2025
	Income From Operations	Net Income(1)	Net Income Per Share(1)	Income From Operations	Net Income(1)	Net Income Per Share(1)
As reported	$80.7	$55.0	$0.76	$49.4	$10.5	$0.14
Restructuring and business optimization expenses(2)	10.0	8.4	0.12	13.0	9.7	0.13
Amortization of PTx Trimble acquired intangibles(3)	14.4	11.1	0.15	12.8	7.6	0.10
Transaction-related costs(4)	0.2	—	—	7.1	2.0	0.03
Impairment charges(5)	2.1	2.1	0.03	1.1	1.1	0.01
Discrete tax items(6)	—	(8.5)	(0.12)	—	—	—
As adjusted	$107.4	$68.1	$0.94	$83.4	$30.9	$0.41
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(1)    Net income and net income per share amounts are after tax.
(2)    The restructuring expenses recorded during the three months ended March 31, 2026 and 2025 related primarily to severance, business optimization and other related costs associated with the Company’s restructuring program.
(3)    Amortization of intangibles related to intangibles acquired as part of the Company’s acquisition of PTx Trimble.
(4)    The transaction-related costs recorded during the three months ended March 31, 2026 related to the Company’s divestiture of the majority of its Grain & Protein (“G&P”) business. The transaction-related costs recorded during the three months ended March 31, 2025 related to the Company’s divestiture of the majority of its G&P business and the formation of the PTx Trimble joint venture.
(5)    The impairment charges recorded during the three months ended March 31, 2026 and 2025 primarily related to the impairment of certain other assets.
(6)    During the three months ended March 31, 2026, the Company received a refund resulting from a favorable resolution related to a prior settlement under the Brazilian government’s “Litigation Zero” tax amnesty program.

    The following is a reconciliation of adjusted operating margin for the three months ended March 31, 2026 and 2025 (in millions, except margin data):

	Three Months Ended March 31,
	2026	2025
Net sales	$2,342.9	$2,050.5

Income from operations	80.7	49.4
Adjusted income from operations(1)	$107.4	$83.4
Operating margin(2)	3.4%	2.4%
Adjusted operating margin(2)	4.6%	4.1%
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(1)    Refer to the previous table for the reconciliation of income from operations to adjusted income from operations.
(2)    Operating margin is defined as the ratio of income from operations divided by net sales. Adjusted operating margin is defined as the ratio of adjusted income from operations divided by net sales.

    The Company does not provide a quantitative reconciliation of forward-looking, non-GAAP financial measures to the most directly comparable GAAP financial measure because it is difficult to reliably predict or estimate the relevant components without unreasonable effort due to future uncertainties that may potentially have a significant impact on such calculations and providing them may imply a degree of precision that would be confusing or potentially misleading.

    The following table sets forth, for the three months ended March 31, 2026 and 2025, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended March 31,			Change due to currency translation
	2026	2025	% change from 2025	$	%
North America	$406.4	$369.5	10.0%	$3.7	1.0%
Latin America(1)	211.7	256.0	(17.3)%	33.4	13.0%
Europe/Middle East	1,600.8	1,330.5	20.3%	150.6	11.3%
Asia/Pacific/Africa	124.0	94.5	31.2%	9.7	10.3%
	$2,342.9	$2,050.5	14.3%	$197.4	9.6%
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(1)    Effective January 1, 2026, the Company realigned its organizational structure to support its Farmer‑First transformation initiatives in North America. As a result, the Company’s Mexico operations were transferred from the North America segment to the South America segment, which was renamed Latin America. Segment information for all prior periods presented has been retrospectively adjusted to reflect this change.